Exhibit 15.2

April 29, 2024

To: 51Talk Online Education Group (the “Company”)

24 Raffles Place #17-04 Clifford Centre, Singapore 048621

Ladies and Gentlemen:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Permissions for Our Operations and Securities Issuances to Offshore Investors,” “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation” in the Company’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April, and further consent to the incorporation by reference of the summary of our opinions in the Annual Report under these captions into 51Talk Online Education Group’s registration statements on Form S-8 (File No. 333-213457) that was filed on September 2, 2016, Form S-8 (File No. 333-229055) that was filed on December 28, 2018 and Form S-8 (File No. 333-274238) that was filed on August 28, 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ SHIHUI PARTNERS
SHIHUI PARTNERS